UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2008

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PMI Plaza, 3003 Oak Road

Walnut Creek, California 94597

(Address of principal executive offices with zip code)

(925) 658-7878

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 14, 2008, PMI Mortgage Insurance Co. (“MIC”), a wholly-owned subsidiary of The PMI Group, Inc. (the “Company”), entered into a Share Sale Agreement (the “Sale Agreement”) with QBE Insurance Group Limited (“QBE Parent”) and its subsidiary, QBE Holdings (AAP) Pty Limited (“QBE”), pursuant to which MIC has agreed to sell its Australian subsidiary, PMI Mortgage Insurance Australia (Holdings) Pty Limited (“PMI Australia”), to QBE. PMI Australia, together with its subsidiaries, currently conducts the Company’s mortgage insurance operations in Australia and New Zealand.

Purchase Price

The Sale Agreement provides for the payment to MIC of an aggregate purchase price of $920,491,602, subject to certain adjustments as described below, to be paid on the date of closing (the “Closing Date”). Subject to any such adjustments, $736,393,382 of the purchase price will be paid in cash (the “Cash Purchase Price”), while the remaining $184,098,320 will be paid in the form of a note (the “Note”) issued by QBE Parent to MIC.

Adjustments to the Purchase Price

Interest Between Execution and Closing

Pursuant to the terms of the Sale Agreement, each of the Cash Purchase Price and the initial principal amount of the Note will be increased by an amount equal to 3.7875% per annum of its respective amount, compounded semi-annually, for the period from July 1, 2008 until the Closing Date.

Pre-Closing Claims

The Cash Purchase Price and the initial principal amount of the Note are subject to increase or decrease in connection with certain pre-closing claims, as described below. The determination of any such pre-closing claim is subject to agreement between MIC and QBE. In the event a dispute arises, the chief executive officers of the parties will act reasonably and in good faith to resolve such dispute. If such dispute is not resolved within 10 business days, the dispute will be submitted to an independent expert, whose determination will be conclusive, final and binding on the parties, absent manifest error. The default independent expert will be KPMG Sydney or, to the extent KPMG Sydney is unavailable, another expert as the parties may agree or as otherwise set forth in the Sale Agreement.

At QBE’s election, if the official published cash rate target of the Reserve Bank of Australia exceeds 7.75% per annum as of the date of the satisfaction of all conditions precedent to the closing (the “Conditions Precedent Satisfaction Date”), the Cash Purchase Price and the principal amount of the Note will be reduced, pro rata, by an amount equal to the diminution in value of the investment portfolio of PMI Australia and its subsidiaries between August 14, 2008 and the Conditions Precedent Satisfaction Date, to the extent such diminution is due to the change in such published cash rate target.

In addition, if MIC is in breach of any of its warranties or obligations under the Sale Agreement as of the Conditions Precedent Satisfaction Date, and, assuming closing were to occur at such time, such breach would allow QBE to bring a claim for breach of warranty or obligation in an amount in excess of $10,000,000, the Cash Purchase Price and the principal amount of the Note may be reduced, pro rata, by such amount.

Finally, upon the occurrence of a material adverse effect (as defined in the Sale Agreement) with respect to PMI Australia or any of its subsidiaries, other than a breach of the warranties or obligations of MIC or a change in the published cash rate target as described in the preceding paragraphs, and if the resulting diminution in value of the net tangible assets of PMI Australia and its subsidiaries between August 14, 2008 and the Conditions Precedent Satisfaction Date is an amount in excess of $10,000,000, the Cash Purchase Price and the principal amount of the Note may be reduced, pro rata, by such amount.

To the extent that the aggregate amount of all such pre-closing reductions exceeds $120,000,000, either MIC or QBE may cause the other to consult with it for a period of ten business days regarding the commercial desirability of continuing with the proposed transaction on the existing terms. To the extent QBE and MIC cannot reach agreement on such commercial desirability within such period, either party may terminate the Sale Agreement at such point.

Portfolio Value Adjustments

Subject to agreement between MIC and QBE (and with any disputes to be resolved in the same manner as described above with regard to pre-closing claims), the Cash Purchase Price and the initial principal amount of the Note will also be increased or decreased in connection with certain changes in value of the investment portfolio held by PMI Australia and its affiliates, as follows. To the extent the value of such investment portfolio increases or decreases between August 14, 2008 and the Conditions Precedent Satisfaction Date, the Cash Purchase Price and the principal amount of the Note will be increased or decreased, respectively, on a pro rata basis as follows. To the extent the increase or decrease in value is greater than or equal to AUS$3,000,000, the amount of such increase or decrease, as the case may be, in the purchase price will be AUS$1,050,000. To the extent the increase or decrease in value is less than AUS$3,000,000, the purchase price will be increased or decreased, as the case may be, by an amount equal to 70% of one-half of the amount of such increase or decrease in value.

Note

The Note will be issued by QBE Parent to MIC on the Closing Date and will mature on September 30, 2011. Interest will accrue on the Note at a rate of 3.7875% per annum, payable in kind on a semi-annual basis, beginning on the Closing Date. QBE Parent has the option to prepay all or some of the principal amount with prior written notice to MIC. The Note generally ranks equally and ratably with all of QBE Parent’s other unsecured and unsubordinated liabilities. MIC may transfer or assign its interests under the Note without restriction. The principal amount of the Note is subject to increase or reduction prior to issuance pursuant to the pre-closing purchase price adjustments as described above. After issuance, the principal amount of the Note and any accrued but unpaid interest thereon are subject to further reductions in connection with the loss development cover and certain violations of the warranties of MIC, in each case as described below. Due to the potential adjustments in the amounts payable with respect to the Note, as described below, the Company will not include the Note as an asset in its consolidated financial statements under U.S. generally accepted accounting principles.

Loss Development Cover

MIC has agreed to provide to QBE certain loss development coverage with respect to mortgage insurance policies issued by PMI Australia and its subsidiaries and in force at June 30, 2008 (the “Relevant Policies”). Specifically, to the extent that (i) the sum of (A) the amounts of any claims paid between June 30, 2008, and June 30, 2011 with respect to the Relevant Policies, (B) the difference between the loss reserve balance with respect to the Relevant Policies as of June 30, 2011, as compared to June 30, 2008, and (C) the excess of the projected ultimate unpaid losses with respect to the Relevant Policies as at June 30, 2011, over the actual loss reserve balance with respect to the Relevant Policies as of such date (such sum, the “Actual Insurance Loss”) exceeds (ii) $237,599,575, or 50% of the unearned premium reserve with respect to the Relevant Policies at June 30, 2008 (such excess, the “Actual Excess”), the amount of the value of the Note (including outstanding principal and accrued interest) will be reduced by the amount of the Actual Excess. The parties have also agreed on an additional layer of loss development cover with respect to such Actual Excess in the event that the Actual Excess is in excess of the value of the Note. Specifically, an insurance subsidiary of QBE Parent will provide QBE with additional loss development cover and, in connection with that reinsurance, MIC has agreed to pay QBE Parent’s reinsurance subsidiary at the Closing Date fifty percent of the reinsurance premium agreed by the parties with respect to such reinsurance, or $46,486,471. In addition, if the Actual Insurance Loss is less than $475,199,150 (the amount of the unearned premium reserve with respect to the Relevant Policies at June 30, 2008), MIC will also receive a profit commission of $25,000,000.

Warranties of MIC

MIC has agreed to indemnify QBE for losses related to certain breaches of warranties contained in the Sale Agreement. Subject to certain exceptions and other limitations, the maximum aggregate amount of such indemnification liability is $160,000,000, and MIC’s indemnification obligations only apply to claims brought on or prior to April 1, 2010. To the extent any claim for a breach of MIC’s warranties is agreed to by QBE and MIC or is determined in a non-appealable final adjudication by a competent court, and to the extent such claim remains unpaid by MIC after April 1, 2010, the value of the Note (including outstanding principal and accrued interest) will be reduced by the amount of such unpaid claim.

Conditions Precedent to Closing; Termination

The obligations of QBE and MIC under the Sale Agreement are subject to certain closing conditions, including, among others, filings with, and approvals or non-objections under, Australia’s Financial Sector (Shareholdings) Act 1998, Insurance Acquisitions and Takeovers Act 1991 and, if applicable, Foreign Acquisitions and Takeovers Act 1975. The obligations of QBE under the Sale Agreement are also subject to (i) the receipt of any necessary consents from third parties with respect to certain material contracts of PMI Australia and (ii) the investment portfolio of PMI Australia and its subsidiaries, subject to limited exceptions, consisting only of cash, cash equivalents, short term money market investments or fixed interest paper with a minimum rating of Aa3 or better by Moody’s Investor Services (or equivalent), with a maturity of no more than 12 months in Australian dollars. The obligations of MIC under the Sale Agreement are also conditioned upon receipt of an acknowledgement consent of the transaction by the requisite lenders under the Revolving Credit Agreement, dated as of October 24, 2006, among the Company, the lenders referred to therein, and Bank of America, N.A., as Administrative Agent, as amended. MIC may waive in its sole discretion the conditions to its obligations, and QBE may waive in its sole discretion the conditions to its obligations.

Either party may generally terminate the Sale Agreement (i) if the transaction does not close on or before January 14, 2009, (ii) under certain circumstances, as described above under “Pre-Closing Claims”, where pre-closing purchase price reductions exceed $120,000,000 in the aggregate, and (iii) upon other customary events. If the Sale Agreement is terminated, QBE is obligated to reimburse MIC and its affiliates for one half of any reasonable third party transaction costs incurred in connection with the divestiture of PMI Australia’s investment portfolio by PMI Australia and its subsidiaries described in the foregoing paragraph.

Other Provisions

The Sale Agreement also contains warranties and pre-closing covenants of the parties customary for a transaction of this nature. In addition, for a period of three years following the Closing Date and subject to limited exceptions, MIC has also agreed not to, and to cause its affiliates (including the Company) not to, engage in any mortgage insurance operations in Australia or New Zealand or solicit or contact existing clients, employees or suppliers of PMI Australia or its subsidiaries.

The foregoing description of the Sale Agreement, the Note and the transaction is qualified in its entirety by reference to the Sale Agreement, which is filed as Exhibit 10.1 hereto and which is incorporated by reference in this Current Report on Form 8-K.

On August 14, 2008, the Company issued a press release announcing the transaction, which is filed as Exhibit 99.1 hereto and is incorporated by reference in this Current Report on Form 8-K.

9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Share Sale Agreement by and among PMI Mortgage Insurance Co., QBE Holdings (AAP) Pty Limited and QBE Insurance Group Limited, dated as of August 14, 2008.

99.1	The PMI Group, Inc. Press Release, dated August 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PMI GROUP, INC.

August 14, 2008	By:	/s/ Donald P. Lofe, Jr.
Donald P. Lofe, Jr.
Executive Vice President and Financial Officer

August 14, 2008	By:	/s/ Thomas H. Jeter
Thomas H. Jeter
Senior Vice President, Chief Accounting Officer and Corporate Controller

EXHIBIT INDEX

Exhibit Number	Description
10.1	Share Sale Agreement by and among PMI Mortgage Insurance Co., QBE Holdings (AAP) Pty Limited and QBE Insurance Group Limited, dated as of August 14, 2008.

99.1	The PMI Group, Inc. Press Release, dated August 14, 2008.